Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Health and Retirement Properties Trust for the registration of $150,000,000 Senior Notes due December 18, 2002 and to the incorporation by reference therein of our report dated February 9, 1998, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                    /s/ ERNST & YOUNG LLP
Boston, Massachusetts                               ERNST & YOUNG LLP
March 9, 1998